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EXHIBIT 12.1


                      FIRST INDUSTRIAL REALTY TRUST, INC
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)


                                                                 1998       1997       1996       1995       1994
                                                              ----------   --------   --------   --------   --------
Income from Operations Before Income
Allocated to Minority Interest,
Disposition of Interest Rate Protection
Agreements and Restructuring and
Abandoned Pursuit Costs Charge ...............                $  100,725   $ 64,949   $ 36,524   $ 19,756   $  8,855

Plus:  Interest Expense and Amortization
of Interest Rate Protection Agreements
and Deferred Financing Costs .................                    72,750     52,671     32,240     33,029     26,461
                                                              ----------   --------   --------   --------   --------

Earnings Before Income Allocated to
Minority Interest, Disposition of
Interest Rate Protection Agreements,
Restructuring and Abandoned Pursuit Costs
Charge and Fixed Charges .....................                $  173,475    117,620     68,764     52,785     35,316
                                                              ==========   ========   ========   ========   ========

Fixed Charges and Preferred Stock
Dividends (a) ................................                $  107,003   $ 65,678   $ 36,660   $ 33,821   $ 26,511
                                                              ==========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends (b) ................                     1.62x      1.79x      1.88x      1.56x      1.33x
                                                              ==========   ========   ========   ========   ========



(a)      There was no preferred stock outstanding prior to November, 1995

(b) For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest, disposition of interest rate protection agreements and restructuring charge. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of interest rate protection agreements and deferred financing charges.